                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-30786

                           PRICING SUPPLEMENT NO. 001
                       TO PROSPECTUS DATED MARCH 17, 2000
                         (As supplemented May 16, 2001)

                            [HEWLETT-PACKARD LOGO]

                            HEWLETT-PACKARD COMPANY

                          MEDIUM-TERM NOTES, SERIES A

                   (Due 9 Months or More from Date of Issue)

                                (Floating Rate)
                          ___________________________


                                            General Terms

Principal Amount: $100,000,000                        Trade Date: June 26, 2001

Designation: Floating Rate Medium-Term Notes Due      Settlement Date:  June 29, 2001
             June 27, 2003

CUSIP:  42823H AA7                                    Maturity Date: June 27, 2003

Form:  [X]  Book-Entry   [_]  Certificated

                                         Payment of Interest

Base Rate: LIBOR (3 month)                            Spread: +6 basis points

Initial Interest Rate:  3.77%                         Spread Multiplier: N/A

Minimum Interest Rate: N/A                            Maximum Interest Rate: N/A

Interest Payment Dates: Quarterly; March 27, June     Interest Reset Dates: Quarterly; March 27, June 27,
27, September 27 and December 27 of each year,        September 27 and December 27 of each year beginning
beginning September 27, 2001 (subject to modified     September 27, 2001 (subject to modified following
following business day convention)                    business day convention)

Interest Determination Date(s):  Two London           Method of Calculation:  Actual/360
business days prior to each Interest Reset Date

Index Currency:  US dollars                           Index Maturity: 3 month

Designated LIBOR Page: LIBOR Telerate page 3750       Calculation Agent (if other than Chase Manhattan Bank
                                                      and Trust Company, National Association):

                                             Issue Price

Issue Price (as a percentage of Principal Amount):    Commission or Discount (as a percentage of Principal
100.00%                                               Amount):  .10%

                                        Original Issue Discount

Original Issue Discount Note: [_]  Yes   [X]  No

                                               Currency

Specified Currency:
 [X]  U.S. Dollars    [_]   Other __________

                                      Redemption and Repurchase

Redemption Date(s) (including any applicable          Repurchase Date(s) (including any applicable regular
regular or special record dates): N/A                 or special record dates): N/A

Subject to Tax Redemption by the Company (including
payment of additional amounts):
 [_]  Yes     [X]   No

                                       Extension of Maturity

Stated Maturity Extension Option:
 [_]  Yes     [X]   No

                                           Other Terms

Currency Indexed Note (check if yes): [_]             Other Terms: None
(if yes, see attachment)

                             ______________________

Introduction

  This pricing supplement describes a particular issuance of floating rate notes under our Medium-Term Note Program. It adds to or supplements the section entitled "Description of the Notes" in the accompanying prospectus and prospectus supplement by providing specific pricing and other information about the notes issued in this particular transaction. This pricing supplement also amends the prospectus and prospectus supplement to the extent that the description of the notes in this pricing supplement is different from the terms that are set forth in the prospectus and prospectus supplement.

Supplemental Plan of Distribution

  Credit Suisse First Boston Corporation is acting as agent in this transaction for the sale to the public of the notes described herein, in the total principal amount of $100,000,000 at the issue price set forth above.


Dated:  June 28, 2001